EXHIBIT D

Subsidiaries of the Registrant

Banco Santander Puerto Rico and Subsidiaries is a commercial banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.

Santander Insurance Agency is an insurance and general agent incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of the Registrant.

Santander Mortgage Corporation is a mortgage banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of Banco Santander Puerto Rico.

Santander International Bank is an international banking entity incorporated under the laws of the Commonwealth of Puerto Rico and is a 100% owned subsidiary of Banco Santander Puerto Rico.